Exhibit 10.1

SANTANDER WAIVER AND RELEASE OF CLAIMS AGREEMENT

I, Jason A. Kulas, enter into this Waiver and Release of Claims Agreement (“Agreement”) in favor of SANTANDER CONSUMER USA HOLDINGS INC., a Delaware corporation, SANTANDER HOLDINGS USA INC., a Virginia corporation, SANTANDER CONSUMER USA, INC., SANTANDER CONSUMER USA INC. FOUNDATION, a 501(c)(3) nonprofit entity, and SANTANDER BANK, N.A., a national bank, (collectively “Santander”), Banco Santander, S.A. and its affiliated companies (collectively with Santander, the “Santander Group”) and any and all of their respective predecessors, successors, assigns, subsidiaries, parents, branches, divisions, affiliates, related entities and present and former officers, directors, employees, stockholders and agents of same both in the United States and abroad acting in their capacity for the Santander Group, in exchange for the benefits I will receive from Santander that are described below and state as follows:

I. Termination and Resignation. Effective as of August 27, 2017 (the “Termination Date”) I am resigning as President and Chief Executive Officer of Santander Consumer USA Inc., and Santander Consumer USA Holdings Inc. As of the Termination Date, I will cease to be an employee and officer of any and all of the members of the Santander Group. In connection with such termination, I hereby resign as a member of the Board of Directors of Santander Consumer USA Inc., and Santander Consumer USA Holdings Inc. I further agree to take any additional steps as Santander may determine to be necessary to effectuate my resignation from these and all other board positions. Santander agrees that my resignation will be treated as a termination without cause for all purposes, including without limitation for purposes of my Confidential Employment Agreement, dated May 1, 2009, as same may have been modified from time to time, and all of my equity, option, bonus, compensation, deferred compensation and other agreements and plans relating to my employment and benefits.

II. Severance Benefits. I understand that if I timely sign and return this Agreement, I will receive the conditional severance benefits described in the “Severance and Other Benefit Summary” attached as Attachment A (the “Conditional Severance Benefits”) for the time period set forth in Attachment A (“Severance Period”), subject to the terms hereof.

III. Limitations on Conditional Severance Benefits. I understand and acknowledge that the following limitations shall apply to my receipt of the Conditional Severance Benefits described in Attachment A:

(a) To receive the Conditional Severance Benefits described in Attachment A, I must sign and return this Agreement within twenty-one (21) days of receipt and not revoke my release and waiver of claims during the seven (7) days following my signing, but under no circumstances may I sign earlier than my Termination Date. If my Termination Date is more than twenty-one (21) days from the date on which I receive this Agreement, I must sign and return the Agreement within seven (7) days of my Termination Date.

(b) If I choose not to sign and return this Agreement within the time period described above in paragraph 3(a), I will not receive the Conditional Severance Benefits, and if I sign this Agreement and then revoke my signature in writing during the seven (7) day revocation period, as described in paragraph 12 below, I will not receive the Conditional Severance Benefits.

(c) If I accept a position with the Santander Group during my Severance Period, any remaining Conditional Severance Benefits will terminate as of the date I commence my position. For purposes of this paragraph, “position” includes employment and contract-based services, whether provided directly to the Santander Group, or through a third party agency or service.

(d) Consistent with applicable law, I agree that Santander may reduce my Conditional Severance Benefits under this Agreement by the amount of the debt or other financial obligation I owe to Santander arising or resulting from my employment relationship or other service with Santander.

(e) Santander has determined that all payments and benefits contemplated by this Agreement comply with applicable banking laws and regulations, including without limitation the FDIC’s regulations governing “golden parachute payments.” Thus, the Conditional Severance Benefits will be paid in the amounts and at the times specified in this Agreement without regard to any approval from applicable regulators. Notwithstanding anything contained in this Agreement to the contrary, I agree to return any payments made to me by Santander under this Agreement that do not comply with any law or regulation.

(f) If I am found by Santander or its successors to have engaged in conduct that would permit any incentive compensation to be subject to reduction, forfeiture, or clawback under the Malus and Clawback Policy to the extent included in any Governing Documents, as defined in the Malus and Clawback Policy or under any other applicable policy of the Company, (even if I was not eligible for, or did not actually receive, incentive compensation), or if Santander determines that a triggering event as set forth in the Malus and Clawback Policy, to the extent included in any Governing Documents, as defined in the Malus and Clawback Policy, or any other applicable policy of the Company, occurred, then any amounts due to me under this Agreement will also be subject to reduction, forfeiture, or clawback. If Santander or its successors notifies me that repayment of all or any portion of severance benefits that I received under the Policy is required, I will reimburse any amounts paid to me under this Agreement within thirty (30) calendar days after the date the written notice is sent to me. Notwithstanding the foregoing, in no event shall the minimum severance benefits of three (3) weeks be subject to reduction, forfeiture, or clawback based on conduct violating the Malus and Clawback Policy.

IV. Termination of Other Benefits. Except as provided in Attachment A, I understand that my eligibility for coverage under benefit plans of Santander, as may be applicable, will end on my Termination Date. I understand that, to the extent provided for under the terms of certain benefit plans, my benefits may continue, depending on my eligibility to continue such benefits at my own expense pursuant to applicable federal and state law. The terms of any benefit continuation to which I may be eligible are outlined in Santander’s Severance Benefits and

Payroll Guide provided to me in connection with my termination. I also understand and acknowledge that I will receive, on or after my Termination Date, depending on applicable state law, all final wages and unused accrued paid time off (PTO) for the current year, in one lump-sum payment. Continuation of benefits, other than as provided for in Attachment A, and receipt of final wages and unused accrued PTO are not conditioned upon my executing this Agreement.

V. Release. In consideration of my receipt of the Conditional Severance Benefits, which I acknowledge I would not otherwise be entitled to receive, I hereby fully, irrevocably and unconditionally release (that is, give up) any and all known and unknown claims that I presently have (the “Claims”) against the Santander Group, any and all of their respective predecessors, successors, assigns, subsidiaries, parents, branches, divisions, affiliates, related entities and present and former officers, directors, employees, stockholders and agents of same both in the United States and abroad acting in their capacity for the Santander Group (individually and collectively the “Released Parties”), through the date of execution of this Agreement. I agree to release the Claims in exchange for receiving the Conditional Severance Benefits, which I would not be entitled to receive if I did not sign this Agreement.

This release shall cover (that is, give up), but not be limited to:

•	all employment discrimination claims under Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act of 1990 (“ADA”), the Age Discrimination in Employment Act of 1967 (“ADEA”) and Older Workers Benefit Protection Act of 1990 (“OWBPA”), the Rehabilitation Act of 1973, the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Equal Pay Act, the Lily Ledbetter Fair Pay Act of 2009, whistleblower claims under Sarbanes-Oxley Act of 2002 (“SOX”) as amended by the Dodd-Frank Wall-Street Reform and Consumer Protection Act to the fullest extent permitted by law, and any similar federal, state or local laws, and any other non-discrimination and fair employment practices laws of any state in which I work or reside, including the Texas Labor Code and the Texas Payday Law, all as amended;

•	all claims under the Fair Credit Reporting Act (“FCRA”), the Employee Retirement Income Security Act of 1974 (“ERISA”) (other than with respect to claims for benefits that have already accrued under a retirement plan), the Worker Adjustment and Retraining Notification Act (“WARN”), the Uniformed Services Employment and Reemployment Rights Act of 1994 (“USERRA”); and

•	all common law claims including, but not limited to, actions in tort and for breach of contract, including, without limitation, claims for incentive payments and/or commissions, including but not limited to, claims for incentive and/or commission payments under any Santander incentive or commission plan, claims for severance benefits, all claims to any non-vested ownership interest in the Santander Group, contractual or otherwise, including but not limited to claims to stock or stock options. This release applies to any and all claims that I may have relating to rights, known or unknown to me, resulting from a change in ownership control of Santander Consumer USA Holdings, Inc., or any other member of the Santander Group, including, without limitation, rights pursuant to severance agreements, severance plans, incentive plans, equity compensation plans, or any other plan or agreement relating to my employment.

This release shall not cover (that is, give up) any claims:

•	I may have for breach of the provisions of this Agreement or to enforce this Agreement;

•	that arise after the date I sign this Agreement; or

•	that the law does not permit me to release.

VI. Employment Complaints. I affirm that I have not filed any complaint against any Released Party with any local, state or federal court and agree not to do so in the future. I affirm further that I have not filed any claim, charge, or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) or any state or local agency authorized to investigate charges or complaints of unlawful employment discrimination (together, “Agency”). I understand that nothing in this Agreement (including without limitation the release, confidentiality, and non-disparagement obligations) prevents me from filing a charge or complaint of unlawful employment discrimination with any Agency or assisting in or cooperating with an investigation of a charge or complaint of unlawful employment discrimination by an Agency, provided however that, I acknowledge that, to the maximum extent permitted by law, I am not able to recover any monetary benefits in connection with any such claim, charge, complaint or proceeding and disclaim entitlement to any such relief. Furthermore, if any Agency or court has now assumed or later assumes jurisdiction of any claim, charge or complaint on my behalf against any Released Party, I will disclaim entitlement to any relief.

VII. Return of Santander Property. Subject to the exceptions set forth in paragraph 14, I certify that I have not removed from my work location or transferred by electronic or other means, documents or copies thereof relating to my job duties and/or position with Santander or its customers without the expressed written approval of my supervisor and a representative of Human Resources. I further certify that, prior to or on my Termination Date, I have returned to Santander all Santander Group-owned property in my possession or control, including, but not limited to, keys, files, records (and copies thereof), computer hardware, software, printers, wireless handheld devices, cellular phone, pagers, Santander Group identification, Santander Group vehicles, and any materials of any kind which contain or embody any proprietary or confidential information of the Santander Group or its customers; provided, however, that I have retained in my possession numerous items of computer hardware, accompanying software, printers, cellular phones, etc. that have been installed, configured or provided by Santander Group (and to which I have afforded access to Santander Group personnel in order to remove any Santander Group information). I further certify that I have left intact all electronic Santander Group documents, including, but not limited to, those which I developed or helped develop during my employment. I further certify that I have cancelled, prior to or on my Termination Date, all accounts for my benefit, if any, in Santander’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

VIII. Non-Disclosure, Non-Competition, and Non-Solicitation.

(a) Non-Disclosure. I acknowledge that, during my employment with Santander, I may have obtained information of a confidential nature or which is a trade secret. Subject to the exceptions set forth in paragraph 14, I acknowledge my obligation to keep confidential all non-public information concerning the Santander Group and its customers that I acquired during the course of my employment or other service with Santander, as stated more fully in the Santander US Code of Conduct I executed during my employment, which remains in full force and effect. I further agree to abide by the terms of the Non-Disclosure of Confidential Information Agreement, attached as Attachment B, the terms of which are incorporated by reference herein.

(b) Non-Competition. I agree and covenant that for twelve (12) months after the Termination Date (the “Non-Compete Period”), I will not, without the express written approval of Santander, directly or indirectly engage in or participate as an owner, partner, stockholder, officer, employee, director, agent of or consultant for any Santander Competitor (defined below) and will perform no services for a Santander Competitor similar to any services performed for the Santander Group; provided, however, that this provision will not prevent me from (1) continuing my investment in Green Sky, nor (2) investing as less than a 1% stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system, provided such investments are made in compliance with the Santander US Code of Conduct. For purposes of this Agreement, a “Santander Competitor” is any business entity that engages in direct or indirect consumer financing or any other business that either Santander Consumer USA Inc. or Santander Consumer USA Holdings Inc. (“Santander USA”) developed as part of its business activity during the period of my employment. I agree that this non-compete covenant is ancillary to an otherwise enforceable agreement, including, but not limited to, the confidentiality covenant.

(c) Non-Solicitation and No Hire of Employees. I agree and covenant that for twelve months after the Termination Date, I will not directly or indirectly, solicit or induce, or cause others to solicit, induce, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is employed by Santander USA (or its related entities) or any person who was employed or engaged by Santander USA or its related entities within the last six months of my employment to terminate his or her employment or engagement with Santander USA (or its related entities) or to accept employment or engagement with anyone or any entity other than Santander USA (or its related entities); provided, however, that my employment or other engagement of Kim Tullos after 30 days from the date of this Agreement and prior to the expiration of twelve months after the Termination Date will not violate this paragraph (c).

(d) No Conflict. This Section 8 shall supersede any and all other agreements relating to non-disclosure, non-competition, non-solicitation, and hiring restrictions to which I may be subject, such that the terms and conditions set forth in this Section 8 shall be the only such provisions that survive and apply to me after the Termination Date.

IX. Non-Disparagement. Subject to the exceptions set forth in paragraph 14, I agree to refrain from directly or indirectly engaging in any statements or any other activity, including written, oral and electronic communication, which reflects negatively or adversely upon the Santander Group, its business, its actions or its officers, directors or employees. Santander Group agrees to refrain from, and to direct its directors, employees and agents to refrain from, directly or indirectly engaging in any statements or any other activity, including written, oral and electronic communication, which reflects negatively or adversely upon me or my actions. Notwithstanding anything to the contrary in this agreement, Santander shall be permitted to communicate with any regulator or judicial authority, or as it determines is required by any regulator or judicial authority, as it deems appropriate, in its sole discretion, as long as it does not intentionally and unnecessarily disparage me.

X. Cooperation. I agree to cooperate with the Santander Group with respect to all matters arising during or related to my employment about which I have personal knowledge because of my employment with Santander, including but not limited to all matters (formal or informal) in connection with any government investigation, internal Santander Group investigations, litigation (potential or ongoing), administrative, regulatory, or other proceeding which currently exists, or which may have arisen prior to or arise following the signing of the Agreement. Such cooperation will include, but not be limited to, my willingness to be interviewed by representatives of the Santander Group, and to participate in such proceedings by deposition or testimony. I understand that Santander agrees to reimburse me for my reasonable out-of-pocket expenses (including reasonable attorney’s fees and legal costs) incurred in connection with such cooperation.

XI. Nature of Agreement. I understand and agree that this Agreement is a severance, waiver and release of claims agreement and does not constitute an admission of liability or wrongdoing on my part, the part of Santander, or any other person.

XII. Notice of Rights Under the Age Discrimination in Employment Act (“ADEA”). In connection with my release of the Released Parties from any and all claims under the ADEA, I acknowledge that:

(a) Consideration Period. I have been given at least twenty-one (21) days to consider the release and other terms contained in this Agreement, including all attachments;

I may sign this Agreement before the expiration of the twenty-one (21) day consideration period; provided that, I understand and agree that if I sign this Agreement before the expiration, I forfeit my right to consider the terms of the Agreement, including the release contained in paragraph 5, for the full twenty-one (21) days. Under no circumstances may I sign this Agreement prior to my Termination Date. If my Termination Date is more than twenty-one (21) days from the date on which I receive this Agreement, I must sign and return the Agreement within seven (7) days of my Termination Date.

Santander and I have agreed further that changes to the terms of this Agreement, whether material or immaterial, will not restart the running of the twenty-one (21) -day consideration period.

(b) Consultation with an Attorney. I am hereby advised by Santander to consult with any attorney of my own choosing and at my own expense prior to signing this Agreement;

(c) Revocation Period. I may revoke my agreement to the ADEA release contained in this Agreement for a period of seven (7) days after signing the Agreement by sending written notice of my revocation to the Santander representative identified on the signature page of this Agreement no later than the 7th day after I sign this Agreement;

(d) Enforceability. This Agreement shall not be effective and enforceable with regard to my waiver of ADEA claims until the expiration of this seven (7) day revocation period;

(e) Effect of Revocation. If I revoke my waiver of ADEA claims, I will not be entitled to receive the Conditional Severance Benefits provided for in this Agreement and described in Attachment A.

(f) Knowing and Voluntary Waiver and Release of Claims. I have waived my Claims knowingly and voluntarily in exchange for the Conditional Severance Benefits contained herein, and I acknowledge that I would not otherwise have been entitled to those benefits; and

(g) OWBPA Compliance. This Agreement complies in all respects with Section 7(f) of the ADEA, that is, the waiver provisions of the Older Worker Benefit Protection Act (“OWBPA”).

XIII. Representations and Warranties. I acknowledge and agree that:

(a) I acknowledge and agree that I have properly reported all hours that I have worked and I have been paid all wages, overtime compensation, commissions, compensation, benefits, and other amounts that Santander or any Released Party should have paid me in the past, through the date I sign this Agreement, except for any outstanding pay period for which I have not yet received my regular wage payment. I am not aware of the existence of any claims by me for wages, overtime compensation, commissions, compensation, benefits, or other amounts.

(b) I acknowledge and agree that I am not aware of, nor have I reported, any conduct by any of the Released Parties that violates any federal, state, or local law, rule or regulation. Santander Group acknowledges and agrees that it has not reported, and does not presently have knowledge giving rise to a duty to report, any conduct by me that violates any federal, state, or local law, rule or regulation.

(c) I have not been denied any rights or benefits under the Family and Medical Leave Act of 1993 (“FMLA”) or any state or local law, act or regulation providing for family and/or medical leave or been discriminated against in any way for exercising my rights under these laws.

XIV. Confidentiality of Agreement Terms. Subject to the exceptions set forth herein, I agree to maintain as confidential, the terms and contents of this Agreement, and the contents of the negotiations and discussions resulting in this Agreement, except (a) with my spouse and immediate family; (b) as needed to obtain legal counsel, financial, or tax advice; (c) to the extent required by federal, state or local law or by order of Court, including for purposes of applying for unemployment compensation; (d) as needed to participate in an Agency investigation; or (e) as otherwise agreed to in writing by an officer of Santander. I agree that before I seek legal counsel or financial or tax advice, I will secure an agreement from such counsel or advisors to adhere to the same confidentiality obligations that apply to me. I agree not to discuss either the existence of or any aspect of this Agreement with any employee or ex-employee of the Santander Group. Nothing in this paragraph or Agreement prohibits or limits me from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, FINRA, any other self-regulatory organization or any other governmental, law enforcement, or regulatory authority, regarding this Agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that I am not required to advise or seek permission from Santander before engaging in any such activity. In connection with any such activity, I must inform such authority that the information being provided is confidential. Despite the foregoing, I am not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information that I came to learn during the course of employment with Santander that is protected from disclosure by any applicable law or privilege, including but not limited to the attorney-client privilege, attorney work product doctrine and/or other applicable legal privileges. Santander does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Additionally, I recognize that my ability to disclose information may be limited or prohibited by applicable law and Santander does not consent to disclosures that would violate applicable law. Such applicable laws include, without limitation, laws and regulations restricting disclosure of confidential supervisory information1 or disclosures subject to the Bank Secrecy Act (31 U.S.C. §§ 5311-5330), including information that would reveal the existence or contemplated filing of a suspicious activity report.

XV. Section 409A. I acknowledge that the payments and benefits under this letter agreement are intended, and will be construed, to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); provided, however, that nothing in the Severance Waiver and Release Agreement (including Attachment A) shall be construed or interpreted to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from me to Santander or to any other entity or person. I agree that if, upon separation from service, I am a “specified employee” within the meaning of Section 409A, any payment under the Severance Waiver and Release Agreement (including Attachment A) that is subject to Section 409A and triggered by a separation from service and would otherwise be paid within six months after my separation from service will instead be paid in the seventh month following my separation from service or, if earlier, upon my death (to the extent required by Section 409A(a)(2)(B)(i)).

XVI. Successors. This Agreement is for the benefit of and is binding upon me and my heirs, administrators, representatives, executors, successors, beneficiaries and assigns, and is also for the benefit of the Released Parties and their successors and assigns.

XVII. Violation. If, after written notice and reasonable opportunity to cure (to the extent capable of being cured, any cure being undertaken as soon as practical, pursued without delay and completed within a time frame and in a manner not injurious to Santander Group), I materially violate paragraphs 8, 9, or 14 of this Agreement, Santander will be entitled to the immediate repayment by me of all Conditional Severance Benefits provided to me under this Agreement. I agree that my repayment will not invalidate this Agreement and acknowledge that I will be deemed conclusively to be bound by the terms of this Agreement and to waive any right to seek to overturn or avoid it. If, after written notice and reasonable opportunity to cure (to the extent capable of being cured), I materially violate paragraphs 8, 9, or 14 of this Agreement before all Conditional Severance Benefits have been provided, Santander may discontinue any unpaid conditional payments and benefits. Furthermore, in addition to any other remedies at law or in equity it may have, Santander may discontinue immediately all severance pay and benefits under this Agreement and shall be entitled to immediate repayment by me of any and all severance pay and benefits paid to me if Santander learns that during or after my employment I

[1]	Confidential supervisory information includes any information or materials relating to the examination and supervision of Santander by applicable bank regulatory agencies, Santander materials responding to or referencing non-public information relating to examinations or supervision by bank regulatory agencies and correspondence to or from applicable banking regulators.

engaged in fraudulent or criminal activity, I intentionally violated the Santander US Code of Conduct, or I materially breached any fiduciary duty to the Santander Group, in each case only if materially injurious to the Santander Group.

XVIII. Entire Agreement and Amendment. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to my severance benefits and waiver and release of claims against the Santander Group and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. For the avoidance of doubt, this Agreement shall not cancel or otherwise supersede any agreements under the Santander Consumer USA Holdings Inc. Omnibus Incentive Plan. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties and their respective agents, assigns, heirs, executors, successors, and administrators. No delay or omission by Santander in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Santander on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

XIX. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Texas without regard to choice of law principles, and except as preempted by federal law. Any action to enforce this agreement must be brought solely in the state or federal courts located in the city of Dallas, Texas. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term, or provision will be deemed not to be a part of this Agreement.

XX. Assignment. My rights and obligations under this Agreement shall inure to my benefit and shall bind me, my heirs and representatives. Santander’s rights and obligations under this Agreement shall inure to the benefit of and shall bind Santander, its successors and assigns. I may not assign this Agreement. Santander may assign this Agreement.

XXI. Severability. All headings and subdivisions of this Agreement are for reference only and shall not affect its interpretation. If any provision of this Agreement is held unenforceable by a court of competent jurisdiction, all remaining provisions shall continue in full force and effect without being impaired or invalidated in any way. Notwithstanding the foregoing, it is understood and agreed that if Santander’s request to pay me Conditional Severance Benefits pursuant to this Agreement is denied by its regulators, as referenced in paragraph 3f above, and therefore the Conditional Severance Benefits are not paid to me, this Agreement will be terminated and I will be relieved of my obligations under this Agreement, including the obligations in paragraphs 8, 9 and 14.

XXII. Voluntary Assent. I affirm that no other promises, agreements, representations or warranties of any kind have been made to or with me by Santander, concerning the terms, enforceability, or implications of this Agreement, other than as are reflected in this Agreement, or to cause me to sign this Agreement, and that I fully understand the meaning and intent of this Agreement. I state and represent that I have had an opportunity to discuss and review the terms of this Agreement with an attorney. I further state and represent that I have carefully read this Agreement, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

This Agreement is contingent upon the Compensation Committee of Santander Consumer USA Holdings Inc. extending the time for the exercise of my options to November 30, 2017.

XXIII. Notices. All notices required by this Agreement shall be in writing and shall be deemed to have been duly delivered in person or when mailed by certified mail, return receipt requested, as follows:

(a) If to me: to the last address I provide to Santander.

(b) If to Santander: Santander, Human Resources, Attn: Lisa Van Roekel, Santander Consumer USA Inc., 1601 Elm Street, Suite 800, Dallas, TX 75201.

24. Employment and Other Agreements. The terms and conditions of my Confidential Emplioyment Agreement, dated May 1, 2009, as same may have been modified for time to time, are hereby superceded and terminated. In the case of any conflict or inconsistency between this Agreement and any other agreement or arrangement, the terms and conditions of this Agreement will control.

ACCEPTANCE

I hereby agree to the terms and conditions set forth above and in Attachments A and B. I hereby state that I know and understand that by accepting the Conditional Severance Benefits described herein and in Attachment A and signing the release, I am giving up any right I might have to bring a claim against the Released Parties related to my employment or the termination of my employment. I have been given at least twenty-one (21) days to consider this Agreement (including Attachments A and B) and I have chosen to execute this Agreement on the date below. I intend that this Agreement, including the release of ADEA claims, will become a binding agreement between me and Santander if I do not revoke my acceptance within seven (7) days after I sign.

TEAM MEMBER: Jason Kulas

/s/ Jason Kulas	Date: 8/30/2017

ATTACHMENT A

SEVERANCE AND OTHER BENEFIT SUMMARY*

Name:	ID:	Most Recent Hire Date:

Salary Grade:	Service Date:	Termination Date:	Annual Rate:

Conditional Severance Benefits: Execution of Severance, Waiver and Release Agreement Required

Cash Severance Benefits

You are eligible to receive the following cash severance benefits:

Benefit	Amount	Form and Timing of Payment
12 Months’ Base Salary	$1,809,600	Paid in equal bi-weekly installments (or otherwise according to normal payroll practices) over 12 months

Base Bonus (not pro-rated)	$2,070,000	Paid pursuant to terms of applicable plan(s). The following are the estimated payment dates and amounts, which are subject to the terms of the applicable plan(s) including but not limited to performance overlays:

Date	Cash	RSUs
March 1, 2018	$517,500	$517,500
March 1, 2019	$103,500	$103,500
March 1, 2020	$103,500	$103,500
March 1, 2021	$103,500	$103,500
March 1, 2022	$103,500	$103,500
March 1, 2023	$103,500	$103,500

Current Deferred Bonus (SRIP)	$ 250,000	Paid pursuant to terms of applicable plan(s). The following are the estimated payment dates and amounts, which are subject to the terms of the applicable plan(s) including but not limited to performance overlays:

Date	Cash	RSUs
March 1, 2018	$62,500	$62,500
March 1, 2019	$12,500	$12,500
March 1, 2020	$12,500	$12,500
March 1, 2021	$12,500	$12,500
March 1, 2022	$12,500	$12,500
March 1, 2023	$12,500	$12,500

Current Deferred Bonus (Deferred Cash)	$ 789,286	#	Paid pursuant to terms of applicable plan(s). The following are the estimated payment dates and amounts, which are subject to the terms of the applicable plan(s) including but not limited to performance overlays:

Date	Cash
April 7, 2018	$133,891
April 28, 2018	$14,877
March 1, 2018	$98,350
April 7, 2019	$133,891
April 28, 2019	$14,877
March 1, 2019	$98,350
March 1, 2020	$98,350
March 1, 2021	$98,350
March 1, 2022	$98,350

Total Cash Payments	$4,918,886	#

#	Of the $789,286 deferred cash amount, $295,050 remains subject to a Performance Overlay for the years 2020-2022.

Attachment A

Your total severance will be paid out as provided above, subject to all applicable payroll and federal, state and local tax withholdings, and subject to the terms of the Severance Waiver and Release Agreement (including paragraphs 3 and 15). For information on when you can expect your final pay and the beginning date of your severance, refer to the Final Regular Pay/Severance Pay Schedule in the enclosed Severance Benefits and Payroll Guide.

You will also be paid your Base Salary through and including the Date of Termination and all outstanding expense reimbursements consistent with Santander Groups expense reimbursement policies.

Equity Compensation

You will vest and (if applicable) receive payment or distribution of shares or other equity or equity-related awards under the Grupo Santander Long Term Incentive Plan and in any other applicable incentive programs in accordance with their regulations.

Subsidized Benefits Continuation

If you sign and do not revoke the Santander Waiver and Release Agreement, Santander will continue your medical, dental, and life insurance benefit(s) and pay the cost of providing these benefits through the severance payment end date, provided that you timely complete the applicable COBRA election form(s). This subsidy covers the full cost of your benefits premiums. Your Subsidized Benefits Continuation Period will be counted toward the period in which you and your dependents may be entitled to COBRA continuation coverage for purposes of all group health benefits subject to COBRA. Note: If you choose to waive your right to Subsidized Benefit Continuation or fail to timely complete the applicable COBRA election form(s), the coverage(s) will cease on the date in which Santander receives the signed copy of your Waiver and Release of Claims Agreement or otherwise in accordance with COBRA. Notwithstanding the foregoing, the Subsidized Benefits Continuation Period shall end if you become eligible for medical and dental coverage from a third party. You understand that an amount equal to the applicable premiums (or such other amount as may be required by law) will be included in your income for tax purposes to the extent required by law and that taxes may be withheld from your severance benefits compensation for this purpose. You further understand that all coverage will cease after the Subsidized Benefit Continuation Period expires, except to the extent provided below with respect to benefits that are subject to COBRA.

If you sign and do not revoke the Santander Waiver and Release Agreement, Santander Group hereby agrees to provide for a period of twelve months after the Termination Date (1) all welfare and fringe benefits and perquisites available to me immediately prior to the Termination Date (e.g., tax preparation services, IT assistance, etc.), and (2) reasonable access to Beau Chandler (or, in his absence, an equivalent replacement) for purposes of managing, maintaining and transitioning my personal technology and devices.

Benefits Continuation Period Pursuant to COBRA

Following Your Subsidized Benefits Continuation Period, to the extent you are still enrolled in the group medical, dental and/or vision, EAP, HRA, Health FSA plans, you will be entitled to continuation coverage pursuant to COBRA for the remainder of the COBRA period for which you are eligible. You will be responsible for up to the full COBRA cost of coverage, which is approximately 102% of the group rate, to the extent you elect to continue benefits under COBRA. (If you revoke or choose not to sign the Severance, Waiver and Release Agreement, to the extent you are enrolled in the group medical, dental and/or vision, EAP, HRA, health FSA plans as of your Termination Date, you and your dependents may be eligible to continue coverage of these benefits in accordance with COBRA as explained on the election form provided to you by ADP Benefits, Santander’s COBRA Administrator.)

*	Many of the benefits summarized in this summary are provided pursuant to plans or policies sponsored by Santander Consumer USA Holdings Inc. or another member of the Santander Group. In the event of any discrepancy or conflict between the terms in this summary and the terms of the applicable plan or policy, the plan terms will control. Accordingly, you should carefully review the applicable plan materials to fully understand the benefits.

Attachment A

Attachment B

NON- DISCLOSURE OF CONFIDENTIAL INFORMATION

I acknowledge and agree that during the course of employment with Santander I had access to confidential, proprietary and trade secret information about Santander Group, its employees, customers and clients not known to the general public (hereafter “Confidential Information”). Confidential Information includes, but is not limited to, the identities, incomes, net worths, accounts, financial portfolios, contact information, personal and familial relationships, investments and/or other non-public information relating to Santander Group’s existing and prospective clients and customers, the salaries, specific duties, and other non-public information relating to Santander Group’s employees, and business plans, strategies, products, pricing, computer programs, computer software, source codes, systems, databases, methods of operation, financial models, investments and other business transactions, policies and procedures. I acknowledge and agree that the improper use or disclosure of Confidential Information would cause immediate and irreparable damage to Santander Group’s business. For this reason, and understanding that nothing herein or this Agreement limits my ability to disclose any information (including Confidential Information) to any self-regulatory organization or any other governmental, law enforcement, or regulatory authority in connection with any reporting of, investigation into, or proceeding regarding suspected violations of law, and subject to the exceptions set forth in Paragraph 14 above, I agree that I shall not directly or indirectly, alone or in concert with or on behalf of others, use, publish or otherwise disclose any aspect of Confidential Information to any person or entity outside Santander except pursuant to formal legal process or unless I first obtain the written approval of an authorized representative of Santander. If served with legal process involving Santander, I agree to immediately forward such demand or subpoena to Santander, to the attention of Christopher Pfirrman, Esq., General Counsel, Santander Consumer USA Inc., 1601 Elm Street, Suite 800, Dallas, TX 75201 unless such notice is prohibited by law. I further agree to return all Confidential Information in the Claimant’s possession, custody, or control.

Notwithstanding the foregoing provisions, I understand, acknowledge and agree, as does Santander, that the Santander Group’s trade secrets and confidential information shall not be deemed to include (1) information that was in my possession prior to my employment by Santander, and is not known by me to be subject to another confidentiality agreement with or other obligation of secrecy to the Santander Group, (2) information that becomes generally available to and known by the public other than as a result of disclosure by me, or (3) information that becomes generally available to me on a non-confidential basis from a source other than the Santander Group, provided such source is not known by me to be bound by a confidentiality agreement with or other obligation of secrecy to the Santander Group. In addition, nothing contained herein shall be deemed to preclude me from responding to requests for information or inquiries from the Office of the Comptroller of the Currency, Securities and Exchange Commission, or the Federal Deposit Insurance Corporation. I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. I shall

Attachment A

not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If I file a lawsuit against my employer for retaliation for reporting a suspected violation of law, I may disclose the trade secret to my attorney and use the trade secret information in the court proceeding, if (1) I file any document containing the trade secret under seal; and (2) do not disclose the trade secret, except pursuant to court order.

AGREED:	/s/ Jason Kulas
Jason Kulas

Date: 8/30/2017

Attachment A